                         REAL ESTATE PURCHASE CONTRACT


         THIS REAL ESTATE PURCHASE CONTRACT ("Contract") is made and entered into as of the 30 day of July, 1996, by and between DANIELS ENTERPRISES INC., a Florida corporation ("Seller") and DANIELS PHARMACEUTICALS, INC., a Florida corporation, or its assigns ("Purchaser").

                                   RECITALS:

         A. Pursuant to a certain Plan of Reorganization and Agreement dated as of the date hereof by and among Galen Drugs of Florida, Inc., Jones Medical Industries, Inc. ("JMED") and Purchaser (the "Reorganization Agreement"), Purchaser is to acquire all of the real property used or occupied by Purchaser in the operation of its business.

         B. Seller owns all of said real property and has agreed to convey said real property to Purchaser in accordance with the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereby agree as follows:

         ARTICLE 1.  SALE

         Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller all of Seller's right, title and interest in and to the following:

         1.1 Land. Those certain tracts of land described in Exhibit A attached hereto, together with all rights, easements and interests appurtenant thereto, and all water and mineral rights owned by Seller (the "Land"), and all buildings, improvements, fixtures and structures now or hereafter located on the Land (the "Improvements").

         1.2     Personal Property.   All personal property and other tangible
property owned by Seller now or hereafter located on the Land or in the Improvements and/or used in connection with the operation of the Improvements, and all other personal property used in such operation owned by Seller (the "Personal Property").

         1.3 Intangible Property. All warranties, guarantees, executory agreements and service contracts to which Seller is a party or as to which it has the benefit, relating to the Improvements or Personal Property to the extent assignable (the "Intangible Property").

         The Land, Improvements, Personal Property and Intangible Property are sometimes hereinafter collectively referred to as the "Property".
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         ARTICLE 2.  PURCHASE PRICE

         2.1 Purchase Price. The purchase price ("Purchase Price") for the Property shall be payable by delivering Fifty-Three Thousand (53,000) shares of common stock of Jones Medical Industries, Inc., a Delaware corporation (the "Jones Stock").

         2.2 Prorations and Adjustments. The following prorations and adjustments shall be made to the Purchase Price at Closing:

                 (a) Taxes. All ad valorem real estate taxes ("Taxes") imposed on the Property for the year in which Closing occurs shall be prorated and adjusted to the Closing Date, based on the latest information available with respect to Taxes. All special taxes or assessments due and payable on or before the Closing Date shall be paid by Seller on or before the Closing Date. All prorations will be on the basis of a 365 day year with the Closing Date being credited or charged to Purchaser.

                 (b) Other Prorated Items. Subdivision assessments, insurance premiums, fees and charges for utilities, including water, sewer, gas and electric, if any, shall be prorated to the day of Closing and the amount thereof shall be added to or deducted from the Purchase Price as the case may be. All such expenses shall be prorated and adjusted on the basis of thirty
(30) days to the month with the day of Closing credited or charged to Purchaser as the case may be.

                 (c) Release of Encumbrances. Except as specifically set forth in subsection (e) below, on or before Closing, Seller shall, at its sole expense, cause any and all assessments, liens, leases or tenancies and encumbrances affecting the Property, including, without limitation, any mechanic's lien, security interests, mortgages or deeds of trust to be satisfied and released, except for taxes and assessments for the year 1996 and subsequent years. The proceeds due at Closing may be applied by Purchaser, at its option, to satisfy or pay any assessments, liens, encumbrances or other charges affecting the Property, which are to be paid, satisfied or released pursuant to this Contract.

                 (d) Other Charges. All recording fees, transfer taxes and other closing costs shall be borne equally by Purchaser and Seller.

                 (e) That certain "Real Estate Mortgage" dated January 28, 1994 recorded in the public records of Pinellas County, Florida in Book 8596, Page 1628 shall not be released at Closing but rather the Purchase Price shall be adjusted by reducing the number of shares of Jones Stock delivered at Closing. The number of shares by which the Purchase Price shall be reduced shall be calculated as follows: divide the total amount outstanding due under the promissory note which is secured by the Real Estate Mortgage as of the Closing Date by the average closing price per share of Jones Stock in the NASDAQ national market for the five (5) trading days next preceding the business day immediately prior to Closing (rounded to the nearest whole share).





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             ARTICLE 3.  REPRESENTATIONS, WARRANTIES AND COVENANTS

         3.1 Seller's Representations, Warranties and Covenants. Seller hereby makes the following representations, warranties and covenants, each of which is material to the Purchaser and each of which is effective as of the date of this Contract and will be effective as of the date of Closing and shall survive the Closing:

                 (a) Land. Seller is sole owner of the Land and has good and marketable fee simple title to the Land, subject only to non- monetary exceptions and restrictions of record, none of which adversely affect or prohibit the current use and enjoyment of the Land (the "Permitted Exceptions"). There are no purchase contracts, options or other agreements of any kind, written or oral, formal or informal, whereby any person or entity (other than Purchaser) has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Land. No person or entity will occupy or be in possession of any of the Land as of the Closing other than Purchaser.

                 (b) Personal Property and Improvements. Seller has good title to the Personal Property and Improvements and no interest therein has been encumbered, pledged or hypothecated.

                 (c) Intangible Property. Seller has full rights in, to and under the Intangible Property, none of which rights have been encumbered, pledged or hypothecated.

                 (d) Violations of Law. The use and condition of the Property does not and will not violate any zoning, building, health, fire or similar statute, ordinance, regulation or code; and Seller has not received any notice, written or otherwise, from any governmental agency alleging any such violations. The Property is in full compliance with all applicable zoning requirements, including without limitation, all parking requirements, and is not a nonconforming or special use. The Property as conveyed to Purchaser shall include all rights to any offsite facilities necessary to insure compliance with all zoning, building, health, fire, water, use or similar statutes, laws, regulations and orders. There are no unperformed obligations relative to the Property outstanding to any governmental or quasi-governmental body or authority.

                 (e) Litigation. There are no pending or, to the best knowledge and belief of Seller, threatened matters of litigation, administrative action or examination, claim or demand whatsoever relating to the Property.

                 (f) Condemnation. Seller has not received any notice of any pending or, to the best knowledge and belief of Seller, threatened, eminent domain, condemnation or other governmental taking of the Property or any part thereof.

                 (g) Access and Utilities. No fact or condition exists which would result in the termination or impairment of access to the Property from adjoining public or private streets or ways, and Seller has no knowledge of any planned or pending street or road improvement plan which would impair access to or the value of the Property. The Property is adjacent to and has full and free





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access on all perimeter areas to and from public roads and ways, such that no private easements or agreements are necessary to afford access to or from the Property.

                 (h) Information Delivered. All documents, instruments and other information being delivered by Seller pursuant to this Contract, are true, accurate and complete. The information set forth therein is set forth in a manner which is not misleading.

                 (i) Authority of Signatories; No Breach of Other Agreements; etc. The execution, delivery of and performance under this Contract is pursuant to authority validly and duly conferred upon Seller and the signatories hereto. The consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Contract do not conflict with or result in breach of any of the terms or provisions of or constitute default under any agreement, accord, document or instrument by which Seller or the Property are bound, and will not and does not constitute a violation of any applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, to which Seller or the Property are subject.

                 (j) Insurability. Neither Seller nor its agents have received any formal or informal notice from any insurance company of any defect or inadequacies in the Property or of any part thereof which would adversely affect the insurability of the Improvements or materially increase the rates thereof.

                 (k) All Required Action Taken. All action required pursuant to this Contract and necessary to effectuate the transaction contemplated herein has been or will be taken promptly and in good faith by Seller and its representatives and agents.

                 (l) Bills and Invoices. All bills and invoices for labor and material of any kind and relating to the Property, have been paid in full, and there are no mechanic's or materialmen's liens or other claims outstanding or available to any party in connection with the Property.

                 (m) Improvements and Utilities. Sewage, sanitation, plumbing, water retention and detention, refuge disposal, electricity, gas and similar facilities in and on and/or servicing the Property are fully adequate to service the Property as presently improved and are in full compliance with all governmental and environmental protection authorities, laws, rules, regulations and requirements.

                 (n) Executory Agreements. Seller is not a party to, and the Property is not subject to, any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Property, other than (i) this Agreement and (ii) those matters set forth and described in detail in Schedule 1 attached hereto (the "Executory Agreements"). Purchaser shall not, by reason of entering into or Closing under this Agreement, become subject to or bound by any agreement, contract, lease, license, undertaking or understanding which it shall not have previously agreed in writing to accept.





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                 (o)      Conduct Prior to Closing.  From and after the date of
this Contract, and while this Contract is in effect: (i) Seller will not enter into any agreements affecting the Property without the prior written consent of Buyer; and (ii) Seller will continue to operate the Property in such a manner as operated on the date of this Agreement; and (iii) Seller shall not take any other action which would cause any representation, warranty or covenant set out herein to be untrue as of Closing without Purchaser's prior consent;

         3.2 Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants that the execution, delivery of and performance under this Contract is pursuant to authority validly and duly conferred upon Purchaser and the signatories hereto.

         3.3 Breach of Representations, Warranties or Covenants. In the event of the breach of any representation, warranty or covenant made herein or elsewhere in this Contract by Seller, Seller hereby agrees to indemnify and hold Purchaser harmless against all losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees), and charges arising as a direct or indirect consequence of such breach, including all incidental and consequential damages.

         ARTICLE 4.  ITEMS DELIVERED.

         4.1 Items to Deliver. Seller has delivered to Purchaser, or Purchaser's designee, the following items (or, with respect to all or a portion of any such items that do not exist, a statement stating that the same do not exist):

                 (a) Engineering Reports, Surveys, Plats and Plans. A true and accurate copy of any and all engineering reports, surveys, plats and plans of the Property which are in the possession or control of Seller.

                 (b) Title Information. A true and accurate copy of any abstracts of title, certificates of title, title insurance policies or title insurance commitments, covering the Property which are in the possession or control of Seller.

                 (c) Deeds. A true and accurate copy of the deed or deeds conveying the Property to Seller.

                 (d) Improvement Plans. A true and accurate copy of all building plans and specifications for all Improvements.

                 (e) Governmental Notices. A schedule and summary of any oral notices and a copy of any written notices received from any governmental or quasi-governmental authority or utility company relating to violations of any laws, regulations or ordinances affecting the Property which have not been corrected as of the date of this Contract.

                 (f)      Executory Agreements.  A copy of each Executory
Agreement.





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         4.2     Form of Delivery.  All items described in this Article have been delivered to Purchaser, or Purchaser's designee, in the form of executed originals or photocopies of executed originals. Seller represents and warrants all such items are true and complete and will include any and all amendments, modifications or changes thereto.

         ARTICLE 5.  INVESTIGATION OF THE PROPERTY

         From and after the date of this Contract, and continuing through Closing (hereinafter referred to as the "Investigation Period"), Seller grants to Purchaser and JMED, and their respective agents and representatives, the full right of access to the Property, and Purchaser and JMED may, through their agents and representatives, inspect the Property, cause boundary line, spot and topographical surveys to be prepared, take soil samples, conduct boring tests and conduct engineering and mechanical investigations and such other inspections as they may reasonably require.

         ARTICLE 6.  CONTINGENCIES

         Purchaser's obligation to consummate the purchase called for herein shall be subject to the closing of the transactions contemplated by the Reorganization Agreement.

         ARTICLE 7.  CLOSING

         7.1 Place and Closing Date. The closing ("Closing") of the purchase and sale of the Property shall take place in the offices of Greensfelder, Hemker & Gale, P.C. at 10:00 a.m., on the Closing Date referenced in the Reorganization Agreement.

         7.2 Possession. At Closing, Seller shall deliver possession of the Property to Purchaser free and clear of all leases, tenants, tenancies, occupancies or rights of possession of any person.

         7.3 Seller's Obligations at Closing. At Closing, Seller shall, in addition to any other obligations of Seller as set forth in this Contract:

                 (a) Deed. Deliver a Warranty Deed, duly executed and acknowledged by Seller and in form approved by JMED, conveying fee simple title to the Property to Purchaser, free and clear of all liens, encumbrances and restrictions except the Permitted Exceptions.

                 (b) Certified Resolutions. Deliver a certificate of resolutions of the Board of Directors of Seller evidencing Seller's authority to enter into this Contract and to convey the Property to Purchaser.

                 (c) Good Standing. Deliver a certificate of good standing dated within ten (10) days of the Closing Date, issued by the Secretary of State of Florida evidencing that Seller is a corporation in good standing.





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                 (d)      Releases.  Release or cause to be released any lien,
security interest, mortgage or deed of trust, mechanic's lien or other encumbrance affecting the Property.

                 (e) Seller's Affidavit. Deliver an executed and acknowledged Seller's Affidavit in form to permit Purchaser to obtain title insurance without reference to standard title exceptions and in conformance with the provisions of this Contract.

                 (f) Bill of Sale. Deliver an executed and acknowledged Bill of Sale in a form acceptable to Purchaser.

                 (g) Non-Foreign Seller Affidavit. Deliver an executed affidavit of Seller setting forth the tax identification number of Seller, and certifying that, (i) Seller is not a foreign person as that term is used and defined in Sections 1455 and 7701 of the U.S. Internal Revenue Code; and (ii) Seller is a United States tax resident.

                 (h) Certificates and Permits. Deliver to the extent they are assignable and then in Seller's possession and not posted at the Property, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction thereof, including, without limitation, any certificate of occupancy regarding the Property.

                 (i) Other Documents. Deliver such other documents and instruments to Purchaser pertaining to the state, city, or county in which the Property is located, as may be reasonably required by Purchaser in order to effectuate the transactions contemplated by this Contract.

         ARTICLE 8.  EMINENT DOMAIN

         8.1 Commencement of Action. In the event that at any time prior to the Closing, any proceeding shall be commenced or consummated for the taking of all or any part of the Property for public or quasi-public use pursuant to the power of eminent domain or otherwise, Seller shall promptly give written notice thereof to Purchaser.

         8.2 Purchaser's Option to Cancel. The commencement or completion of any such proceeding shall have no effect on this Contract unless Purchaser, by reason thereof, elects (at the direction of JMED) at its option, within thirty (30) days after receipt by it of Seller's notice of such taking, to cancel this Contract by giving written notice thereof to Seller to such effect, and upon the giving of such notice, this Contract shall become null and void and of no further force or effect, with neither party having any further rights or liabilities hereunder.

         8.3 Purchaser's Right to Purchase. If Purchaser (at JMED's direction) elects to proceed with the performance of this Contract, notwithstanding the commencement of any such proceedings described herein, or the completion of any such taking, then Seller shall assign any and all awards





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and other compensation for any such taking to Purchaser, and Seller shall convey all or such portion of the Property, if any, as shall be left after such taking in accordance with the terms of this Contract.

         ARTICLE 9.  RISK OF LOSS OR DAMAGE

         The risk of loss or damage to the Property by fire or otherwise, is assumed by Seller until closing of this transaction. In the event of such loss or damage, the Purchaser may, at Purchaser's option (as directed by JMED), (i) terminate this Contract, (ii) reduce the Purchase Price herein by the amount of any such loss or damage, or (iii) purchase the Property as is in which event all insurance proceeds shall be paid to Purchaser.

         ARTICLE 10.  NOTICES

         Any notice, request, approval, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be conclusively deemed to be delivered when personally delivered or when deposited in the U. S. mail, sent by certified mail, return receipt requested, and addressed to the following addresses:

         If to Seller:         6401 9th Street North
                               St. Petersburg, FL  33702


         If to Purchaser:      2517 25th Avenue North
                               St. Petersburg, FL  33713

         ARTICLE 11.  DEFAULTS AND REMEDIES

         11.1 Default by Seller. In the event that any of Seller's representations or warranties contained herein are untrue (either when made or at Closing) or if Seller shall have failed to have timely performed any of its obligations, covenants and/or agreements contained herein which are to be performed by Seller, then Purchaser, at its option (as directed by JMED) may:

                 (a) Elect to close the purchase of the Property pursuant to the provisions hereof provided that such Closing shall not waive any claims against Seller for damages as a result of Seller's default and Purchaser may, on or after Closing, proceed against Seller for damages caused thereby.

                 (b) Purchaser may specifically enforce the provisions of this Contract and in which event Purchaser shall still have a claim for damages for default against Seller.

                 (c) Purchaser may (at the direction of JMED) cancel and terminate this Contract and in such event Purchaser shall retain all rights against Seller for damages arising out of Seller's default.





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

                 (d) In any action or litigation between Purchaser and Seller as a result of Seller's failure to perform or default under this Contract, Purchaser shall be entitled to recover such reasonable attorneys' fees and court costs as may be awarded by the court.

         ARTICLE 12.  MISCELLANEOUS

         12.l    Assignment.  Purchaser may (at JMED's direction) assign its rights under this Contract without the consent of Seller.

         l2.2    Binding Effect.  This Contract is binding upon and inures to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         l2.3    Entire Agreement.  This Contract and the Reorganization
Agreement constitute the entire agreement and understanding between Seller and Purchaser with respect to the subject matter hereof, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings either oral or written, between them concerning the Property other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Contract shall be binding upon Seller or Purchaser unless in writing and signed by all parties to the Reorganization Agreement.

         l2.4    Person Defined.  The word "person" as used herein shall
include all individuals, partnerships, corporations, or any entities whatsoever.

         l2.5    Exhibits.  Any reference herein to any exhibits, addenda or attachments refers to the applicable exhibit, addendum or attachment that is attached to this Contract, and all such exhibits, addenda or attachments shall constitute a part of this Contract and are expressly made a part hereof.

         l2.6    Contract Separable.  If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

         l2.7    Counterparts.  This Contract may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original, and all of which are identical.

         l2.8    Governing Law.  This Contract shall be construed under and in accordance with the laws of the State of Florida.

         12.9 Survival of Representations. The representations, warranties and covenants contained herein shall not merge in any document delivered at Closing and shall survive Closing.

         12.10 Expenses. Each party shall be responsible for its respective expenses incurred with respect to the transactions contemplated by this Contract.





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         12.11 Third Party Beneficiary.  As a result of the transactions
contemplated by the Reorganization Agreement, JMED is a third   party
beneficiary of the rights granted to Purchaser hereunder and JMED shall have the right to enforce the provisions of this Contract on behalf of Purchaser. Notwithstanding the foregoing, JMED's remedies for breach by Seller of this Contract including, without limitation, any breach of any representation, warranty or covenant set forth in Article 3 hereof, shall be limited by the same limitations on JMED's remedies set forth in that certain Indemnification and Escrow Agreement dated as of the Closing Date, a form of which is attached as Exhibit III to the Reorganization Agreement.

         12.12 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. This notice is provided pursuant to Section 404.056(8), Florida statutes.

         IN WITNESS WHEREOF, the parties have executed this Contract as of the day and year first above written.

PURCHASER:                                 SELLER:

DANIELS PHARMACEUTICALS, INC.              DANIELS ENTERPRISES, INC.


By: THOMAS B. DANIELS, JR.                 By:  THOMAS B. DANIELS, JR.
   -----------------------------              --------------------------------
Name: Thomas B. Daniels Jr.                Name: Thomas B. Daniels, Jr.
     ---------------------------                ------------------------------
Title: Vice President                      Title: President
      --------------------------                 -----------------------------




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                                   EXHIBIT A

                                      Land

                       #1.2501-2517 25TH AVE. N., ST.
  PETERSBURG, FLORIDA Lots 15, 16, and 17, Block 7 COLFAX CITY SUBDIVISION as recorded in Plat Book 8, Page 15 Public Records of Pinellas County, Florida TOGETHER WITH the vacated North 20 feet of 25th Avenue North lying South of and adjacent to the above-described lots as recorded in O.R. Book 4963, Page 13 Public Records of Pinellas County, Florida.

                    #2.2527 25TH AVE. N., ST. PETERSBURG,
 FLORIDA Lot 18, Block 7, COLFAX CITY SUBDIVISION as recorded in Plat Book 8, Page 15, Public Records of Pinellas County, Florida (including any rights to the vacated North 20 feet of 25th Avenue lying South of and adjacent to the above described Lot).

                    #3.2540 26TH AVE. N., ST. PETERSBURG,
     FLORIDA Lots 8, 9, 10 and 11, Block 7, COLFAX CITY SUBDIVISION as recorded in Plat Book 8, Page 15, public records of Pinellas County, Florida

                    #4.2534 26TH AVE. N., ST. PETERSBURG,
          FLORIDA (Seller represents that the building with this address is located on the same parcel of real property described in #3 above.)

                    #5.2828 21ST AVE. N., ST. PETERSBURG,
    FLORIDA Lots 23 and 24, Block 7, Pelham Manor No. 1, according to the plat thereof recorded in Plat Book 17, Page 22, Public Records of Pinellas County, Florida.

                    #6.2846 21ST AVE. N., ST. PETERSBURG,
  FLORIDA Lot 22, Block 7, Pelham Manor No. 1, according to the plat thereof, recorded in Plat Book 17, Page(s) 22, Public Records of Pinellas County, Florida.

                       #7.2536-2541 25TH AVE. N., ST.
   PETERSBURG, FLORIDA Lots 19 and 20, Block 7, COLFAX CITY SUBDIVISION, according to plat thereof as recorded in Plat Book 8, Page 15, Public Records of Pinellas County, Florida, together with the vacated North 20 feet of 25th Avenue N. abutting the South line of said Lots 19 and 20 and bounded on the East by the Southerly extension of the East line of Lot 19 and on the West by the Southerly extension of the West line of Lot 20.

        [Legal descriptions on surveys approved by Purchaser to govern]

                                   SCHEDULE 1

                              Executory Agreements



                                      NONE